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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT


        This Employment Agreement (the "Agreement") is made and entered into as of August 1, 1997, by and among Gary W. Deems (the "Executive"), First Pacific National Bank, a national banking association (the "Bank") and FP Bancorp, Inc., a Delaware corporation (the "Company"), with regard to the following:

        A. The Executive has made and is expected to make a major contribution to the profitability, growth and financial strength of the Bank and the Company. The Executive is an officer and an employee of both the Bank and the Company and receives compensation for his services from both.

        B. The Bank and the Company consider the continued availability of the Executive's services, managerial skills and business experience to be in the best interests of the Bank and the Company and the shareholders of the Company and desire to assure the continued services of the Executive on behalf of the Bank and the Company.

        C. The Executive is willing to remain in the employ of the Bank and the Company upon the understanding that the Bank will provide him with income security and benefits if his employment with the Bank is terminated, upon certain terms and conditions.

        D. The Executive and the Bank entered into a Change of Control Agreement dated January 20, 1994, as amended by an Amendment to Change of Control Agreement dated January 11, 1995 (the "Change of Control Agreement"). By execution and delivery of this Agreement the Bank and the Executive intend to terminate the Change of Control Agreement effective as of the date of this Agreement because the matters covered by the Change of Control Agreement are addressed in this Agreement.

        E. The Bank and the Executive desire to enter into a formal agreement outlining the Executive's general duties as Chief Administrative Officer and Executive Vice President of the Bank and the Company, and setting his compensation for services in those capacities.

        NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     Definitions.

               "Bank" means First Pacific National Bank, a national banking association, its successors and permitted assigns.

               "Bank Board" means the Board of Directors of the Bank.

               "Beneficiary" means the person or entity to receive rights or benefits under this Agreement, as set forth in this Agreement, in the event of the death of the Executive. Unless

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otherwise specified in a written notice to the Bank, the Beneficiary shall be the spouse of the Executive, if any, and if there is none, the estate of the Executive or, in the discretion of the Bank, any trust as to which the Executive both was a settlor and at the date of his death held a power of revocation.

               "Change of Control" means (i) the issuance or transfer of sufficient shares of stock, or the merger, reorganization or consolidation of the Bank or the Company, which results in more than fifty percent (50%) of the voting stock of the Bank being owned by other than the Company or persons who owned seventy-five percent (75%) or more of the voting stock of the Company immediately prior to the closing of the transaction; or, (ii) a merger, reorganization or consolidation of the Company, which results in more than fifty percent (50%) of the voting stock of the Company being owned by persons who are not holders of voting stock of the Company immediately prior to the closing of the transaction, or the acquisition by any person (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) or entity of more than fifty percent (50%) of the voting stock of the Company.

               "Company" means FP Bancorp, Inc., a Delaware corporation, its successors and permitted assigns.

               "Company Board" means the Board of Directors of the Company.

               "Disability" means an inability to perform the substantial and material duties regularly performed by the Executive as an officer and employee of the Bank, the Company or a wholly-owned subsidiary of either of them. Such disability may result from sickness, injury, or a mental condition not directly attributable to either sickness or injury. For purposes of this Agreement the determination of the Executive's disability shall be made by the Board of Directors of the appropriate entity with participation by the Executive or his legally authorized representative. The Board of Directors shall make the final and conclusive determination of disability, based upon all the evidence presented to it and after due consideration of the information presented by the Executive or his legally authorized representative.

               "Executive" means Gary W. Deems.

                2. Employment. The Bank and the Company hereby each employ the Executive as its Executive Vice President and Chief Administrative Officer, and the Executive accepts the duties described herein, and agrees to discharge the same faithfully and in the best of his ability. The Executive shall perform such other duties as shall be from time to time prescribed by the Bank Board, Company Board, the Chief Executive Officer of the Bank and the Chief Executive Officer of the Company. The Executive shall devote his full business time and attention to the business and affairs of the Bank and the Company.

                3. Term. The Bank and the Company hereby employ the Executive and the Executive hereby accepts employment with the Bank and the Company from the date hereof through and including December 31, 1998, subject to the terms of this Agreement. The parties

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may by mutual agreement extend the term of this Agreement beyond such date, but at no time shall the remaining term of this Agreement exceed two (2) years.

          4. Compensation and Benefits. In consideration for the services to be rendered by the Executive to the Bank, the Bank agrees to pay the Executive the following compensation and benefits:

               4.1. Salary. The Bank shall pay the Executive a minimum salary at the rate of One Hundred and Thirty-Seven Thousand and Forty Dollars ($137,040.00) per year, due and payable biweekly, or otherwise in accordance with the Bank's policy for the scheduling of salary payments to employees as in effect from time to time. Salary increases, if any, shall only be as approved by the Bank Board and the Company Board.

               4.2. Withholding and Deductions. The Bank shall withhold and/or deduct from any and all salary or other payments, all taxes which may be required to be deducted or withheld under any provision of law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective any time during the term of this Agreement.

               4.3. Executive Incentive Compensation. In general, the Bank and the Company believe that superior performance of the Executive should be rewarded and encouraged by incentive compensation. At least once a year, the Bank Board and the Company Board will determine whether the Executive has rendered and continues to render superior performance, and whether in light of the Bank's and the Company's management policies, growth, earnings and expected performance, economic conditions, and any other factors deemed relevant, such compensation should be granted and whether previously granted incentives should be retracted. Incentive compensation which has been earned or paid or both, may not be withdrawn and the Executive shall not be liable for repayment of any such compensation. Bonus compensation shall be deemed earned at the date declared by the Bank Board or the Company Board and not before. However, neither the Bank nor the Company shall be required to provide any compensation to the Executive other than the salary and benefits required by this Agreement. The Bank Board and the Company Board have full and complete discretion in determining what incentive compensation, if any, should be provided to the Executive, and the Executive shall have no particular right to incentive compensation. The Executive shall be entitled to participate in any executive incentive compensation plan that benefits or includes all of the other executives of the Bank, that is, persons holding offices higher than vice president. For purposes of this Agreement, "incentive compensation" shall generally mean any compensation not otherwise required to be paid to the Executive under the terms of this Agreement.

               4.4. Stock Options. The Executive shall be entitled to participate in any incentive stock option or similar plan adopted by either the Bank or the Company and approved by the stockholders, if required by law, regulation or exchange rule, on such terms as are established by the Bank Board and/or the Company Board in their complete discretion, and to the extent determined by the Bank Board and/or the Company Board in their complete discretion.

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               4.5. Automobile. The Bank shall furnish to the Executive a
Lincoln Mark VIII or comparable luxury automobile for his use in the performance of his duties hereunder. All costs of such automobile, including operation, maintenance, and insurance, shall be borne by the Bank. The Bank shall replace the automobile after three (3) years of use, and before four (4) years of use by the Executive. At the date hereof, the parties acknowledge that the Executive has been furnished a 1995 Lincoln Mark VIII automobile and that it must be replaced by the Bank after December 1997. The Executive agrees to maintain and provide the Bank with adequate records of expenses incurred in the operation and maintenance of each automobile furnished to him under this Paragraph.

               4.6. Expense Reimbursement. The Bank agrees to reimburse the Executive for all ordinary and necessary expenses incurred by the Executive on behalf of the Bank, including entertainment, meals, and travel expenses. Any costs incurred by the Executive for conventions, meetings, seminars, club dues and special social entertainment expenses, shall be reimbursed provided the Chief Executive Officer of the Bank approves such.

               4.7. Insurance. The Bank shall provide at least the following insurance benefits to the Executive:

                    4.7.1. Group life insurance with a life insurance benefit equal to the lower of two times the annual salary of the Executive or the maximum amount permitted under the Bank's then applicable group life insurance plan.

                    4.7.2. Basic medical-dental and major medical with long-term disability income benefit insurance to the same extent provided to all employees of the Bank. Provision of this insurance is subject to the Executive's passing the necessary physical examinations for qualification and other qualifications, if any.

               4.8. Vacation. The Executive shall be entitled to twenty-two (22) days of vacation each full calendar year, with at least ten (10) days to be taken in a consecutive period. Vacation days shall be accrued, subject to carryover from year to year, and otherwise accounted for and administered in compliance with the Bank's employee policies as in effect from time to time. The parties agree that the current Bank vacation policy requires, among other things, that (i) all vacation days be used during the calendar year earned, to the extent practical, (ii) permission for any carryover must be requested in writing to the Chief Executive Officer of the Bank by the first of December in the year the vacation was earned, (iii) any carryover vacation must be taken in the first quarter of the year following the year in which it was earned and if not, further accruals will cease until the carryover vacation is used, and (iv) the Executive's vacation schedule is subject to the prior approval of the Chief Executive Officer of the Bank.

        5.     Termination.

               5.1. Employer Right to Terminate Employment. The Bank Board has the right to terminate the employment of the Executive with the Bank, and the Company Board has the right to terminate the employment of the Executive with the Company, at will with or without

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cause upon delivery of written notice to the Executive (except in the case of death of the Executive, in which event termination shall automatically occur at the date of death), and for any of the following grounds:

                    5.1.1. Willful breach or habitual neglect or inability (except where such inability is due to Disability or death) to perform the Executive's duties hereunder, including without limitation failure to cooperate with the Bank Board or Company Board in the structuring, documentation or negotiation of a transaction that might result in a Change of Control;

                    5.1.2. Malfeasance or misfeasance in the performance of the Executive's duties hereunder;

                    5.1.3. Immoral or illegal conduct;

                    5.1.4. Disability or death;

                    5.1.5. Determination in the complete discretion of the Bank Board or the Company Board, as appropriate, that the employment of the Executive should be terminated, without reference to the grounds set forth in Paragraphs 5.1.1, 5.1.2, 5.1.3 or 5.1.4, prior to the date the Executive's employment would otherwise terminate hereunder, and specification in the notice described above of the termination date.

               5.2. Termination by the Executive. The Executive may terminate his employment hereunder prior to the date it would otherwise terminate under this Agreement by delivering written notice to the Bank three (3) months in advance of the date such termination is to take effect.

        6. Post-Termination Payments and Benefits. The following are the post-termination payments and benefits to which the Executive is entitled upon termination of employment in all positions with the Bank, the Company and any wholly-owned subsidiary of either of them. These payments and benefits may be paid or provided by the Bank, the Company and/or any wholly-owned subsidiary of the Bank or the Company, as the Bank, the Company and any such subsidiary shall determine. Termination by any such entity under Paragraph 6.1 shall be deemed to be termination by all such entities. In the event that the Executive is compensated by a wholly-owned subsidiary of the Bank or the Company and is determined to be the entity to pay or provide any of the payments of benefits under this Paragraph 6, the parties agree that any such entity shall be deemed a party to this Agreement for the purposes of this Paragraph 6.

               6.1 Termination Resulting from Breach. In the event the employment of the Executive is terminated under Paragraphs 5.1.1, 5.1.2 or 5.1.3, the Bank shall provide the Executive only the following:

                    6.1.1 the salary due him at the end of the month in which such termination occurs; plus

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                    6.1.2 any pay in lieu of vacation accrued or carried forward to, but not taken as of the date of termination; and

                    6.1.3 the insurance benefits described in Paragraph 4.7.2 shall be extended at the Bank's sole cost for a period of thirty (30) days following the date of termination.

               6.2. Termination Resulting from Disability. In the event the employment of the Executive is terminated under Paragraph 5.1.4 due to disability, the Bank shall provide the Executive only the following:

                    6.1.1 the salary due him at the end of the month in which such termination occurs; plus

                    6.2.2 any pay in lieu of vacation accrued or carried forward to, but not taken as of the date of termination; and

                    6.2.3 the insurance benefits described in Paragraph 4.7.2 shall be extended at the Bank's sole cost for a period of thirty (30) days following the date of termination.

               6.3 Termination Resulting from Death. In the event the employment of the Executive is terminated under Paragraph 5.1.4 due to death, the Bank shall provide only the following:

                    6.3.1. to the Beneficiary, the salary due the Executive at the end of the month in which such termination occurs and continued salary for a period of three (3) months from the date of termination; plus

                    6.3.2 any pay in lieu of vacation accrued or carried forward to, but not taken as of the date of termination; and

                    6.3.3 the persons other than the Executive covered by medical-dental and major medical insurance coverage benefits described in Paragraph 4.7.2 at the date of termination shall continue to receive such coverage at the Bank's sole cost for a period of ninety (90) days following the date of termination.

               6.4 Termination by Notice from the Bank. In the event the employment of the Executive is terminated under Paragraph 5.1.5., the Bank shall provide the Executive only the following:

                    6.4.1 continued salary and the benefits described in Paragraphs 4.1, 4.2, 4.5, and 4.6 to the date of termination, but in any event for a period of at least twelve (12) months from the date notice of the termination is delivered to the Executive; and

                    6.4.2 the Bank shall pay the Executive in lieu of vacation for all vacation accrued or carried forward under Paragraph 4.8, but not taken as of the date of termination; and


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                    6.4.3 the Bank shall extend the insurance benefits described in Paragraph 4.7.2, except for long-term disability, at the Bank's sole cost for twelve (12) months following the date of termination.

               6.5 Death Following Termination. In the event that the Executive dies while receiving any payments under this Paragraph 6, these shall be continued for the benefit of the Beneficiary, as would otherwise be required under this Paragraph 6, but benefits provided with reference to Paragraphs 4.5,
4.6 and 4.7.2 shall not be continued.

               6.6  Change of Control.

                    6.6.1 Payment Following Certain Terminations Related to Change of Control. "Change of Control Severance Benefits," as defined below, shall be paid to the Executive by the Bank in respect of any "Change of Control Termination," as defined below, taking place after the earlier to occur of (i) the Bank or the Company entering into a definitive agreement expected to result in a Change of Control, provided that such Change of Control actually occurs, or
(ii) a Change of Control. Change of Control Severance Benefits shall not be payable with respect to a Change of Control Termination occurring more than two years after the date of a Change of Control. In the event that a definitive agreement expected to result in a Change of Control is entered into, but the transaction is not consummated, the Change of Control Severance Benefits would cease to be available at such time with respect to that transaction. For example, in the event a definitive agreement for acquisition of the Bank is entered into on December 31, 1997, the availability of Change of Control Severance Benefits would be triggered in the event of a termination other than for Cause; however, if the definitive agreement terminates on June 1, 1998, the Change of Control Severance Benefits would cease to be available.

                    6.6.2 Change of Control Severance Benefits. "Change of Control Severance Benefits" means: (i) a lump sum payment of an amount equal to the lesser of (w) one (1) year's salary at the then current salary rate, including any increases, under Paragraph 4.1 of this Agreement, or (x) the salary that would otherwise be payable at the then current salary rate, through the Executive's attainment of age 65, including any increases, under Paragraph
4.1 of this Agreement; plus the pro rata portion of the bonus (calculated on a daily basis) that the Executive would have earned with respect to the portion of the calendar year elapsed through the date of termination under the most recently proposed executive bonus plan, if any, proposed within the prior twelve
(12) months, due within one month after the later of the date of a Change of Control Termination or the actual occurrence of a Change of Control; and (ii) continuation of benefits set forth in Paragraphs 4.5 and 4.7 for a period of the lesser of one (1) year or the time until the Executive attains the age of 65, or substitute equivalent benefits in the event that the particular benefits (for instance, insurance coverage) are not carried by the Bank under its programs following the Change of Control Termination, beginning after the later of the date of a Change of Control Termination or the actual occurrence of a Change of Control.

                    6.6.3 Change of Control Termination. "Change of Control Termination" means the termination of employment of the Executive (i) by the Bank other than under

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Paragraphs 5.1.1, 5.1.2 or 5.1.3; (ii) by the Executive after the effective date of a reduction in base salary below that set forth in Paragraph 4.1, or after the Bank requires the Executive to be based at a location more than thirty-five
(35) miles from the Bank headquarters or executive offices on the date hereof (other than required travel on Bank business); or (iii) within two years after the earlier to occur of (y) the Bank or the Company entering into a definitive agreement expected to result in a Change of Control, provided that such Change of Control actually occurs, or (z) a Change of Control.

                    6.6.4 Offset. The obligations of the Bank under this Paragraph 6.6 are not subject to offset for satisfaction of any other obligations of the Bank under this Agreement, except that to the extent and for the period of time during which any of the benefits provided by Paragraphs 4.5 and 4.7 are provided to the Executive these shall not be duplicated under this Paragraph 6.6.

               6.7. Nonassignability. Neither the Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of the Executive under this Paragraph 6, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. The terms of this Paragraph 6.7 shall not affect the interpretation of any provision of this Agreement.

               6.8. Claims Procedure. The Bank Board shall make all determinations as to rights to benefits under this Paragraph 6.

               6.9. Obligations of the Bank and the Company. The Company shall not be liable under any circumstance for the obligations of the Bank set forth in this Paragraph 6 or otherwise set forth in this Agreement.

               6.10. Regulatory Restrictions. The parties understand and agree that at the time any payment would otherwise be made or benefit provided under this Paragraph 6 or Paragraph 7.3, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank. Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to
Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time. The Bank agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under this Paragraph 6 or Paragraph 7.3, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under this Paragraph 6 or Paragraph 7.3 where (i) an appropriate regulatory authority does not approve or acquiesce as required or (ii) the Bank or the Company has been

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informed either orally or in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Bank or the Company.

               6.11. Right of Offset. Any and all of the benefits that would otherwise be payable under this Paragraph 6 set forth hereinabove are subject to the Bank's offset for any liability of Executive to the Bank or the Company to the extent the Bank Board determines that such liability exists. Any claim of offset available to either the Bank or the Company may be utilized by the Bank as if and to the same extent as if the Bank and the Company were the same entity.

               6.12 Overlapping Benefits and Payments. In the event that the Executive receives payments and/or benefits under one of Paragraphs 6.1 through
6.5 or under a Salary Continuation Agreement or other agreement to the extent it specifically references this Paragraph 6.12, the Executive may not receive payments and/or benefits under one of the other of such Paragraphs or such agreement, and the first such applicable of those Paragraphs or such other agreement shall apply.

        7.     Additional Covenants.

               7.1. Keyman Life Insurance. The Bank shall have the right to obtain and hold a "keyman" life insurance policy an the life of the Executive with the Bank as beneficiary of the policy. The Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.

               7.2. Unsecured General Creditor. Neither the Executive nor any other person or entity shall have any legal right or equitable rights interests or claims in or to any property or assets of the Bank or the Company under the provisions of this Agreement. No assets of the Bank or the Company shall be held under any trust for the benefit of the Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank or the Company under this Agreement. All of the Bank's and the Company's respective assets shall be and remain the general, unpledged, unrestricted assets of the Bank and the Company respectively. The Bank's and the Company's respective obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future. The Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

               7.3. Indemnification. To the extent permitted by law, the Bank shall indemnify the Executive in the event he was or is a party or is threatened to be made a party in any action brought by a third party against the Executive (whether or not the Bank is joined as a party defendant) against expenses, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with said action if the Executive acted in good faith and in a manner the Executive reasonably believed to be in the best interests of the Bank, all providing the

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alleged conduct of the Executive arose out of and was within the course and scope of his employment as an officer or employee of the Bank. This Paragraph
7.3 shall not limit any other rights to indemnification that the Executive may now or hereafter have by law or under the articles, bylaws or resolutions of either of the Bank or the Company or otherwise.

               7.4. Dispute Resolution.

                    7.4.1 The parties agree that if a dispute arises concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the parties agree first to try in good faith to settle the dispute. In the event that the parties cannot settle the dispute, any party shall have the right to submit the dispute, other than any dispute related to Paragraph 6.6 as to which only the Executive shall have the right to submit the dispute, to binding arbitration. Such arbitration shall be held before a single arbitrator agreed upon by the parties to the dispute, and if they cannot agree, any party may petition a California Superior Court in San Diego County for appointment of an arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, subject to any contrary and/or additional terms of this Paragraph 7.4 and Paragraph 9.10.

                    7.4.2 The rules of evidence shall not apply to any arbitration under this Paragraph 7.4. However, in all other respects, the arbitrator shall follow applicable law.

                    7.4.3 Subject to Paragraph 9.10, each party shall bear one-half of the costs and expenses of arbitration, and for purposes of this provision, the Company and the Bank shall be considered to be one party.

                    7.4.4 The decision of the arbitrator or panel of arbitrators shall be binding, enforceable, and non-appealable, and may be entered in any court having jurisdiction thereof.

                    7.4.5 Payment of any and all amounts granted by an arbitrator or panel or arbitrators hereunder shall be made within fifteen (15) days following the date of the decision, and thereafter, shall bear interest at the then current maximum legal rate per month until paid in full.

                    7.4.6 The arbitrator shall not have the power to award damages to the Executive for emotional distress or pain and suffering or to award consequential damages, but shall be empowered to award the Executive only damages in the amount found by the arbitrator to be owed and unpaid under the terms of the Agreement.

                    7.4.7 Any arbitration conducted under this Paragraph 7.4 shall be conducted in a confidential private proceeding and the fact of the proceeding and the substance of the matters addressed in the proceeding shall be kept confidential by the parties, provided that disclosure may be made by any party to the arbitration upon notice to the other party or parties in the event that such disclosure is required by applicable law or regulation or legal process, or, in the case of the Bank or the Company in the event that the Bank or the Company is advised by counsel that such disclosure is required or advisable. Notwithstanding the foregoing, the parties

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agree that any regulatory authority with jurisdiction over the Bank or the
Company may be informed at any time of all facts regarding the arbitration, and that the Bank and the Company each have the right to file regulatory notices and/or reports referencing the arbitration and its subject matter.

                    7.4.8 The parties to an arbitration shall cause the arbitration to be heard and completed within six (6) months after the submission of a dispute to arbitration. To assure such goal is attained, the parties shall cause their counsel and affiliated or employed witnesses to be available at such times as are necessary to complete the arbitration within this time and shall require at the time of selection of arbitrators that potential arbitrators confirm their availability and ability to complete the arbitration within this time.

               7.5. Return of Documents. The Executive expressly agrees that all manuals, document, files, reports, studies, customer lists, business plans, loan and deposit program plans and outlines, customer solicitation and follow-up techniques and plans, marketing plans, investment banker and financial advisor relationships and arrangements, employee policies, incentive compensation arrangements, instruments, software, and other materials used and/or developed by the Executive during the Term, whether in paper, computer readable, computer coded, magnetic, compact disk or other tangible or electronic form are solely the property of the Bank or the Company, and the Executive has no right, title or interest therein. The Executive hereby further acknowledges that all such items constitute confidential trade secrets, the wrongful use or disclosure of which to the public or competitors of the Bank or the Company would materially adversely affect the business and prospects of the Bank or the Company. Upon termination of employment of the Executive, the Executive or the Executive's representatives shall promptly deliver possession of all said property, in whatever form, to the Bank and the Company in good condition.

               7.6 Resignations. The Executive agrees that upon termination of employment, for whatever reason, he will submit his resignations from all offices and directorships with the Company, the Bank and all subsidiaries of either of them.

        8. Other Agreements. The parties agree that all rights and benefits under the Change of Control Agreement, are hereby terminated and that no obligations or rights are owed or held by any party to those agreements. The parties further agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of the Company or the Bank, that the terms of this Agreement shall supersede the terms of such employee manual or policy.

        9.     General Provisions.

               9.1. Notices. Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid return receipt requested, or sent by telecopy, provided that the telecopy cover sheet contain a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance

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with the provisions of this paragraph, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this paragraph or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or
(iv) if given by telecopy, when sent. Notices shall be given at the following addresses:

If to the Bank or to the Company:
        First Pacific National Bank
        or FP Bancorp, Inc.
        613 West Valley Parkway
        Escondido, California  92025
        Attention: Mark N. Baker

With a copy to:
        Higgs, Fletcher & Mack LLP
        401 West "A" Street, Suite 2000
        San Diego, California  92101
        Attention: Kurt L. Kicklighter
        Telecopier: (619) 696-1410

If to the Executive:
        Gary W. Deems




The address for delivery of notices may be changed by the relevant party by giving notice of such change in accordance with this paragraph.

               9.2. Complete Agreement; Modifications. This Agreement and written agreements, if any, entered into concurrently herewith (i) constitute the parties' entire agreement, including all terms, conditions, definitions, warranties, representations, and covenants, with respect to the subject matter hereof, (ii) merge all prior discussions and negotiations between or among any or all of them as to the subject matter hereof, and (iii) supersede and replace all terms, conditions, definitions, warranties, representations, covenants, agreements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the party to be bound. With regard to such amendments, alterations, or modifications, telecopied signatures shall be effective as original signatures. Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

               9.3. Further Actions. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

               9.4. Assignment. No party may assign its rights under this Agreement without the prior written consent of the other parties hereto.

               9.5. Successors and Assigns. Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

               9.6. Severability. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

               9.7. Extension Not a Waiver. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

               9.8. Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

               9.9. No Third Party Beneficiaries. This Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and not for the benefit of any third party.

               9.10. Attorneys' Fees. Should any litigation (including any proceedings in a bankruptcy court) or arbitration be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to the attorneys' fees and court or arbitration costs incurred by reason of such litigation or arbitration, including attorneys' and experts' fees incurred in preparation for or investigation of any matter relating to such litigation or arbitration up to a maximum of $25,000. Should an arbitrator determine that no party is clearly or completely the "prevailing" party, the arbitrator shall be entitled to apportion fees and costs or to deny any award of fees and costs.

               9.11. Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

               9.12. References. A reference to a particular paragraph of this Agreement shall be deemed to include references to all subordinate paragraphs, if any.

               9.13. Counterparts. This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

               9.14. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

               9.15 Replacement of Prior Agreement. The parties agree that this Agreement replaces the Employment Agreement previously executed by them dated "April __, 1997." That prior agreement is of no force and effect as of the date of this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
                                       /s/ GARY W. DEEMS
                                       -----------------------------------------
                                       Gary W. Deems



                                       FIRST PACIFIC NATIONAL BANK, a national
                                       banking association


                                       By: /s/ MARK N. BAKER
                                           -------------------------------------
                                       Its: CHAIRMAN
                                           -------------------------------------

                                       FP BANCORP, INC., a Delaware corporation


                                       By: /s/ MARK N. BAKER
                                           -------------------------------------
                                       Its: CHAIRMAN
                                           -------------------------------------